Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of May 18, 2006 by and between Gary Holland (“Employee”) and Fargo Electronics, Inc., a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, Employee and the Company are parties to that certain Employment Agreement dated February 18, 1998, as amended and restated as of April 15, 1999, and as amended and restated on June 19, 2001 (the “Old Employment Agreement”);

WHEREAS, the parties hereto desire to assure that the Employee’s knowledge and experience will continue to be available to the Company.

WHEREAS, Employee and the Company mutually desire to terminate the Old Employment Agreement and to enter into this Employment Agreement;

WHEREAS, Employee has previously signed a Non Compete and Confidentiality Agreement dated May 19, 1997 which is to remain in effect except as modified herein;

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby do agree:

1.                                       Employment. Subject to the provisions of Sections 6, 7 and 8, the Company hereby employs the Employee and the Employee accepts such employment upon the terms and conditions hereinafter set forth.

2.                                       Term of Employment. The term of employment shall be a period of three (3) years from the date of this Employment Agreement. This term may be extended for additional terms of 1 year by the mutual agreement of the Company and Employee.

3.                                       Duties. During the Term of Employment, the Employee (a) shall serve as an employee and director of the Company with the title and position of President and Chief Executive Officer and Chairman of the Board of Directors, reporting to the Board of Directors of the Company, (b) shall have general supervisory responsibility in such capacity over all aspects of the business of the Company, as well as such other responsibilities as may be specified from time to time by the Board of Directors of the Company, consistent with the Employee’s position and general area of experience and skills, provided that, in all cases the Employee shall be subject to the oversight and supervision of the Board of Directors of the Company in the performance of his duties, (c) upon the request of the Board of Directors of the Company, shall serve as an officer and/or director of any of the Company’s subsidiaries, and (d) shall render all services reasonably incident to the foregoing. The Employee hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use his best efforts in, and shall devote his full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of his duties and responsibilities hereunder.

4.                                       Salary and Bonus.

(a)                                  During the Term of Employment, the Company shall pay the Employee a salary at the annual rate of not less than the previous year’s base salary amount. For the year of 2006, the base salary payable per annum is $343,500 (the “Base Salary”). Such Base Salary shall be subject to withholding under applicable law, shall be pro rated for partial years and shall be payable in periodic installments not less frequently than monthly in accordance with the Company’s usual practice for executive officers of the Company as in effect from time to time.

(b)                                 For each calendar year or portion thereof during the Term of Employment (including any extensions thereof) the Employee shall be eligible to receive bonus payments in accordance with the Bonus Plan as adopted by the Board of Directors from time to time (the “Bonus Plan”), subject to the terms and conditions thereof.

5.                                       Benefits.

(a)                                  During the Term of Employment, the Employee shall be entitled to participate in any and all medical, pension, profit sharing and dental plans, retirement arrangements and other employment benefits as in effect from time to time for executive officers of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the Company or any administrative or other committee provided for therein or contemplated thereby) and (ii) generally applicable policies of the Company.

(b)                                 Notwithstanding the foregoing, during the Term of Employment the Company shall provide the Employee, at the Company’s expense (i) with life insurance from the Company’s life insurance program in the amount of $500,000, and (ii) with a car and club dues allowance in the amount of $20,000 annually.

(c)                                  The Company shall promptly reimburse the Employee for all reasonable business expenses incurred by the Employee during the Term of Employment in accordance with the Company’s practices for executive officers of the Company, as in effect from time to time.

(d)                                 During the Term of Employment, the Employee shall receive paid vacation annually in accordance with the Company’s practices for executive officers, as in effect from time to time, but in any event not less than four (4) weeks per calendar year.

(e)                                  Compliance with the provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof, except as contemplated by Sections 5(b), 5(c) and 5(d), above and by Section 7, below.

6.                                       Termination of Employment of the Employee Prior to a Change in Control.

Prior to the expiration of the Term of Employment as provided in Section 2 hereof and prior to a Change in Control (as defined below), this Agreement may or shall (as applicable) be terminated as follows:

(a)                                  At any time by the mutual consent of the Employee and the Company.

(b)                                 At any time for “Cause” by the Company upon written notice to the Employee. For purposes of this Agreement, a termination shall be for “Cause” if:

(i)                                     the Employee shall commit an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its subsidiaries, or shall be convicted by a court of competent jurisdiction of, or shall plead guilty or nolo contendere to, any felony or any crime involving moral turpitude; or

(ii)                                  the Employee shall commit a breach of any of the covenants, terms or provisions hereof, which breach has not been remedied within thirty (30) days after delivery to the Employee by the Board of Directors of the Company of written notice of the facts constituting the breach; or

(iii)                               the Employee shall commit a breach of any of the covenants, terms or provisions of Section 9 below, which breach has not been remedied within ten (10) days after delivery to the Employee by the Company of written notice of the facts constituting the breach; or

(iv)                              the Employee shall have willfully failed to comply with the express instructions from the Company’s Board of Directors which are consistent with Section 3, or shall have failed to substantially perform the Employee’s duties hereunder for a period of thirty (30) days after written notice from the Board of Directors of the Company.

Upon termination for Cause as provided in this Section 6(b), all obligations of the Company under this Agreement shall thereupon immediately terminate other than any obligation of the Company with respect to earned but unpaid Base Salary and benefits contemplated hereby to the extent then accrued or vested, it being understood that upon any such termination (1) the Employee shall not be entitled to receive any bonus or portion thereof from the Company or any of its affiliates to the extent granted in the discretion of the Company but not then paid with respect to any period during or after the Term of Employment or (2) any continuation of benefits except as may be required by law, and (B) the Company shall have any and all rights and remedies under this Agreement and applicable law. An act or failure to act will be considered “willful” for this purpose only if done, or omitted to be done by the Employee in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company.

(c)                                  Upon the death or upon the permanent disability (as defined below) of the Employee continuing for a period in excess of one hundred eighty (180) consecutive days.

(i)                                     Upon any such termination of the Employee’s employment due to death, all obligations of the Company shall immediately terminate other than any obligation of the Company with regard to unpaid Base Salary and a pro rated percentage of any bonus due under the Bonus plan currently in effect for the calendar year where death occurred.

(ii)                                  If such termination is due to permanent disability, the terms of Section 8 shall apply at the date of the declaration of permanent disability, and the Company shall still be obligated to pay earned but unpaid Base Salary, a pro rated percentage of any bonus due under the Bonus Plan currently in effect for the calendar year when the declaration of disability was made, benefits contemplated hereby to the extent accrued or vested through the date of termination, and any long term incentives which have not vested shall vest as of the date of the declaration of permanent disability. As used herein, the terms “permanent disability” or “permanently disabled” shall mean the inability of the Employee, by reason of injury, illness or other similar cause, to perform a major part of his duties and responsibilities in connection with the conduct of the business and affairs of the Company, as determined reasonably and in good faith by the Company.

(d)                                 In the event of voluntary termination by the Employee:

(i)                                     At any time by the Employee upon sixty (60) days’ prior written notice to the Company for the purpose of accepting another full time position with a commercial entity. Upon termination by the Employee as provided in this Section 6(d) (i), all obligations of the Company under this Agreement thereupon immediately shall terminate other than any obligation of the Company with respect to earned but unpaid Base Salary and benefits contemplated hereby to the extent accrued or vested through the date of termination, it being understood that in the event of such a termination the Employee shall not be entitled to receive any bonus not then paid from the Company or any of its affiliates with respect to any period during or after the Term of Employment or any continuation of benefits except to the extent required by law.

(ii)                                  If the Employee terminates employment for the purposes of retirement, then the Company shall be obligated to pay earned but unpaid Base Salary, a pro rated percentage of any bonus due under the Bonus Plan and the payments as described in Section 8. However, an agreement between the Company and the Employee for the Employee to retire rather than be terminated without Cause as defined in 6 (e) shall be treated as if it was a termination without Cause.

(e)                                  At any time without Cause by the Company upon written notice to the Employee. In the event of termination of the Employee by the Company pursuant to this Section 6(e), the Company shall (i) continue to make Base Salary payments to the Employee for a period of two (2) years after the date of termination, (ii) shall pay to the Employee a pro rated percentage of any bonus due under the Bonus plan currently in effect for the fiscal year when termination occurred, (iii) vest all long term incentive stock grants, whether options, restricted stock or other and (iv) pay a gross up amount equal to any excise or windfall taxes that Employee may have to pay as a result of the termination with such amount agreed by the parties hereto to be in full satisfaction, compromise and release of any claims arising out of any termination of the Employee’s employment pursuant to this Section 6(e) or Section 6(f), and in either case with such amount to be contingent upon the Employee’s delivery of a general release of any and all claims (other than those arising under this Agreement) upon termination of employment in a form reasonably satisfactory to the Company.

(f)                                    Prior to a Change in Control, the Employee shall have the right to terminate his employment hereunder for “Good Reason (as defined below). The rights and obligations of the parties shall be as set forth in Section 6(e) in the event of such termination. For purposes of this Agreement, “Good Reason” means:

(i)                                     a material change in the duties or responsibilities as an executive of the Company which, in the Employee’s reasonable judgment, is material and adverse (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned); provided, however, that Good Reason does not include such a change that is remedied by the Company promptly after receipt of notice of such change is given by the Employee;

(ii)                                  a reduction by the Company in the Employee’s Base Pay, or an adverse change in the form or timing of the payment thereof, as in effect hereunder or as thereafter increased; provided, however, that Good Reason does not include such a reduction that (A) applies to all employees of the Company and any Successor who constitute the senior management of the Successor or (B) is a temporary concession on the part of such employees in response to a financial difficulty;

(iii)                               the failure by the Company to cover the Employee under Benefit Plans that, in the aggregate, provide substantially similar benefits to the Employee and/or the Employee’s family and dependents at a substantially similar total cost to the Employee (e.g., premiums, deductibles, co-pays, out of pocket maximums, required contributions and the like) relative to the benefits and total costs under the Benefit Plans in which the Employee (and/or the Employee’s family or dependents) were participating at any time during the term hereof;

(iv)                              the Company’s requiring the Employee to be based more than thirty (30) miles from where the Employee’s office is located immediately prior to the date hereof, except for required travel on the Company’s business; provided, however, that such required travel shall not include travel that has the effect of requiring Employee to relocate to, or be based out of, an office during the regular business week that is located more than thirty (30) miles from where the Employee’s office is located immediately prior to that date hereof.

(v)                                 the failure by the Company to obtain from any Successor the assent to this Agreement contemplated by Section 12 of this Agreement; or

(vi)                              any refusal by the Company to continue to allow the Employee to attend to matters or engage in business and non-profit activities not directly related to the business of the Company which the Employee was, with the knowledge of the Board of Directors, attending to or engaging in prior to the date hereof.

The Employee’s continued employment does not constitute consent to, or waiver of any rights arising in connection with, any circumstances constituting Good Reason. The Employee’s termination of employment for Good Reason as defined above will constitute Good Reason for all purposes of this Agreement other than if the Employee has retired under any applicable benefit plan, policy or practice of the Company which rights are governed by Section 8.

(g)                                 Notwithstanding termination of this Agreement as provided in this Section 6 or any other termination of the Employee’s employment with the Company, the Employee’s obligations under Section 9 hereof shall survive any termination of the Employee’s employment with the Company at any time and for any reason.

7.                                       Benefits Upon a Change in Control Termination.

(a)                                  The Employee will become entitled to the benefits described in this Section 7 if and only if (i) the Employee terminates the Employee’s employment with the Company for any reason or (ii) the Company terminates the Employee’s employment for any reason other than the Employee’s death or Cause, and any of these terminations occurs within one year of the date of the Change in Control, or prior to a Change in Control if the Employee’s termination was either a condition of the Change in Control or was at the request or insistence of a Person related to the Change in Control.

(i)                                     Cash Payment and Stock Option Vesting. Not more than ten (10) days following the Date of Termination, or, if later, not more than ten (10) days following the date of the Change in Control, the Company will make a lump-sum cash payment to the Employee in an amount equal to (A) 2.5 times the Employee’s Base Pay, plus (B) fifty percent (50%) of the Employee’s maximum target bonus plan for the year in which the Change in Control occurs plus (C) a sum equal to two years of all benefits to be provided to the Employee under Section 5 other than as provided in Section 7(b) plus (D) if it is determined that any payment or distribution by Fargo (or any successor thereto) (the “Payments”) will result in an excise tax imposed by Code Section 4999 or any comparable state or local law, or any interest or penalties with respect thereto, Fargo (and any successor thereto) will be responsible for making an additional cash payment (a “Gross-Up Payment”) to Employee within ten (10) days after such determination equal to an amount such that, after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the Gross-Up Payment, Employee would retain an amount of the Gross-Up Payment equal to the excise tax imposed upon the Payments. Any restricted stock or stock options held by Employee as of the date hereof will become fully vested as of the date of the Change in Control.

Notwithstanding the provisions of this paragraph, if, on the Date of Termination, Fargo (or any affiliate within the meaning of Section 409A of the Code) has stock that is publicly traded on an established securities market or otherwise (within the meaning of Section 409A of the Code), and the Executive is a “specified employee” (within the meaning of Section 409A of the Code) at the time the payment is to be made to the Executive, then the payment shall be suspended and not paid until the earlier of six (6) months following the Date of Termination, or the Employee’s date of death..

(b)                                 Welfare and Other Benefits. During the Continuation Period (as defined below), the Company will:

(i)                                     (A) maintain group health and dental plan(s) and (B) provide, or arrange to provide, to the extent such policies or coverages can be obtained on commercial reasonable terms, the same or equivalent accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits (other than benefits pursuant to any cafeteria plan maintained by the Company pursuant to Section 125 of the Code), which by their terms cover the Employee (and the Employee’s family members and dependents who were eligible to be covered at any time during the 90-day period immediately prior to the date of the Change in Control for the period after the Change in Control in which such family members and dependents would otherwise continue to be covered under the terms of the plan in effect immediately prior to the Change in Control) under the same terms and at the same cost to the Employee and the Employee’s family members and dependents as similarly situated individuals who continue to be employed by the Company (without regard to any reduction in such benefits that constitutes Good Reason);

For purposes of this section, the “Continuation Period” is the period beginning on the Employee’s Date of Termination and ending on the last day of the 30th month that begins after the Employee’s Date of Termination

(c)                                  Indemnification. Following a Change in Control, the Company will indemnify and advance expenses to the Employee for damages, costs and expenses (including, without limitation, judgments, fines, penalties, settlements and reasonable fees and expenses of the Employee’s counsel) incurred in connection with all matters, events and transactions relating to the Employee’s service to or status with the Company or any other corporation, employee benefit plan or other Person for which the Employee served at the request of the Company to the extent that the Company would have been required to do so under applicable law, corporate articles, bylaws or agreements or instruments of any nature with or covering the Employee, as in effect immediately prior to the Change in Control and to any further extent as may be determined or agreed upon following the Change in Control.

(d)                                 “Change in Control” means the occurrence of any of the following on or after May 18, 2006:

(i)                                     the sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company, in one transaction or in a series of related transactions, to any Person;

(ii)                                  the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(iii)                               any Person, other than a “bona fide underwriter,” becomes, after the date of this Agreement, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (i) twenty percent (20%) or more, but not more than fifty percent (50%), of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the “Continuity Directors” (as defined below) or (ii) more than fifty percent (50%) of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);

(iv)                              a merger or consolidation to which the Company is a party if the stockholders of the Company immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Company at such time, “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving corporation representing (i) fifty percent (50%) or more, but not more than eighty percent (80%), of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Continuity Directors, or (ii) less than fifty percent (50%) of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors); or

(v)                                 the Continuity Directors cease for any reason to constitute at least a majority of the Board of Directors of the Company.

For purposes of the definition of a Change in Control, a “Continuity Director” means any individual who is a member of the Board of Directors on the date of this Agreement, while he or she is a member of the Board of Directors, and any individual who subsequently becomes a member of the Board of Directors whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors who are Continuity Directors (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director without objection to such nomination). For example, if a majority of the seven (7) individuals constituting the Board of Directors on May 18, 2006, approved a proxy statement in which two (2) different individuals were nominated to replace two (2) of the individuals who were members of the Board of Directors on May 18, 2006, the two (2) newly elected directors would join the five (5) remaining directors who were members of the Board of Directors on May 18, 2006 as Continuity Directors. Similarly, if a majority of those seven (7) directors approved a proxy statement in which three (3) different individuals were nominated to replace three (3) other directors who were members of the Board of Directors on May 18, 2006, the three (3) newly elected directors would also become, along with the other four (4) directors, Continuity Directors. Individuals subsequently joining the Board of Directors could become Continuity Directors under the principles reflected in this example. For purposes of the definition of a Change in Control, a “bona fide underwriter” means a Person engaged in business as an underwriter of securities that acquires securities of the Company through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition.

(f)                                    If any payments and benefits are provided pursuant to this Section 7, they will be in lieu of the severance benefits described in Section 6 or Section 8 of the Employment Agreement.

If, on or after the date of a Change in Control, an Affiliate is sold, merged, transferred or in any other manner or for any other reason ceases to be an Affiliate or all or any portion of the business or assets of an Affiliate are sold, transferred or otherwise disposed of and the acquiror is not the Company or an Affiliate (a “Disposition”), and the Employee remains or becomes employed by the acquiror or an “affiliate” of the acquiror (as defined in this Agreement but substituting “acquiror” for “Company”) in connection with the Disposition, the Employee will be deemed to have terminated employment on the effective date of the Disposition for purposes of this Section 7 and will be entitled to the benefits described in this Section 7 unless, (x) the acquiror and its affiliates jointly and severally expressly assume and agree, in a manner that is enforceable by the Employee, to perform the obligations of this Agreement to the same extent that the Company would be required to perform if the Disposition had not occurred and (y) the Successor guarantees, in a manner that is enforceable by the Employee, payment and performance by the acquiror.

8.                                       Benefits Upon Retirement

At the expiration of this Agreement if not extended under Section 2, or if the Employee is permanently disabled under the terms of Section 6(c)(ii) or if Employee voluntarily retires under the terms of Section 6(d), Employee shall be entitled to the following benefits.

(a)                                  For three years following Employee’s retirement, Employee will receive a supplemental benefit equal to one third of the average of the previous three years’ Base Salary and Bonus. For the purposes of this calculation, Bonus payments will be treated as part of the year for which the Bonus was accrued not the year that the Bonus was paid. For purposes of this calculation, the Base Salary and Bonus are calculated on the last three years that Employee was employed as a full time employee of the Company, and will be a fixed amount, not a rolling calculation that includes payments after retirement.

(b)                                 Employee will have the right to remain on the Company’s health insurance plan for a period of three years after retirement at a cost of no more than other employees are paying for such health insurance. As of the date of this Agreement, the Company’s medical insurance will allow Employee to be treated as an employee of the Company for health insurance purposes. If any changes occur that would prevent Employee from obtaining health insurance under the terms of this Section 8(b), the Company will pay to Employee an amount equal to the costs of such insurance on an annual basis for the period of time that Employee is not able to remain on the Company’s health insurance.

(c)                                  Any stock options or restricted stock that is not vested at the date of Employee’s retirement shall vest at that date.

(d)                                 Death of the Employee shall terminate the obligations of the Company under this Section.

(e)                                  Benefits under Section 8 will not be paid if Employee is collecting benefits under either Section 6 or Section 7 of this Agreement.

Notwithstanding the provisions of this paragraph, if, on the Date of Termination, Fargo (or any affiliate within the meaning of Section 409A of the Code) has stock that is publicly traded on an established securities market or otherwise (within the meaning of Section 409A of the Code), and the Executive is a “specified employee” (within the meaning of Section 409A of the Code) at the time the payment is to be made to the Executive, then the payment shall be suspended and not paid until the earlier of six (6) months following the Date of Termination, or the Employee’s date of death. The payment made after this period shall be a lump sum of the 6 months period and thereafter shall be paid monthly.

9.                                       Confidentiality; Proprietary Rights.

(a)                                  During any period in which the Employee serves as an employee of the Company, Employee will comply with the terms and conditions of the Confidentiality and Non Compete Agreement and the terms hereunder, provided however, that the terms of the Non Compete shall be void and the terms of non competition as delineated in this Section 9 shall govern.

(b)                                 In the event that the terms of Section 6 shall be applied, Employee agrees to a non competition period of two (2) years.

(c)                                  In the event that the terms of Section 7 shall be applied, Employee agrees to a non competition period of one (1) year.

(d)                                 In the event that the terms of Section 8 shall be applied, Employee agrees to a non competition period of three (3) years.

(e)                                  Non competition shall mean, without the express written consent of the Company, directly or indirectly, engage, participate, invest in, be employed by or assist, whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any person other than the Company and its affiliates in the Designated Industry (as hereinafter defined); provided, however, that such restriction shall immediately terminate in the event that the Company fails to pay the amounts due to the Employee pursuant to Sections 6, 7 or 8 herein, respectively.

(f)                                    Without limiting the foregoing, the foregoing covenant shall prohibit the Employee during the period set forth in 9 (a), (b) or (c) depending upon which event has precipitated the exercise of one of those clauses, from (i) hiring or attempting to hire for or on behalf of any Person in the Designated Industry any officer or employee of the Company or any of its affiliates, (ii) encouraging for or on behalf of any such Person in the Designated Industry any officer or employee to terminate his or her relationship or employment with the Company or any of its affiliates, (iii) soliciting for or on behalf of any such Person in the Designated Industry any customer of the Company or any of its affiliates and (iv) diverting to any such Person in the Designated Industry any customer of the Company or any of its affiliates; provided, however, that nothing herein shall be construed as preventing the Employee from making passive investments in a person in the Designated Industry if the securities of such Person are publicly traded and such investment constitutes less than one percent (1%) of the outstanding shares of capital stock or comparable equity interests of such person. As of the date of this Agreement, the Employee is not performing any other duties for, and is not a party to any similar agreement with, any person competing with the Company or any of its affiliates. For purposes of this Agreement, the term “Designated Industry” shall mean the development, production, quality control, marketing, sale and distribution of (a) printers and systems principally designed for security related to card production, card production and reproduction (including without limitation identification and security cards) and (b) any other business in which the Company engages during the Term of Employment (including any renewals thereof).

(g)                                 In the course of performing services hereunder, on behalf of the Company (for purposes of this Section 9 including all predecessors of the Company) and its affiliates, the Employee has had and from time to time will have access to confidential records, data, customer lists, trade secrets and other confidential information owned or used in the course of business by the Company and its affiliates (the “Confidential Information”). The Employee agrees (a) to hold the Confidential Information in strict confidence, (b) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (c) not to use, directly or indirectly, any of the Confidential Information for any competitive or commercial purpose other than on behalf of the Company and its affiliates; provided, however, that the limitations set forth above shall not apply to any Confidential Information which (i) is then generally known to the public; (ii) became or becomes generally known to the public through no fault of the Employee; or (iii) is disclosed in accordance with an order of a court of competent jurisdiction or applicable law. Upon the termination of the Employee’s employment with the Company for any reason, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in the Employee’s possession or control, shall be immediately returned to the Company or the applicable affiliate and remain in its or their possession.

(h)                                 The Employee recognizes that the Company and its affiliates possess a proprietary interest in all of the information described in Section 9(e) and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Employee, except as otherwise agreed between the Company and the Employee in writing. The Employee expressly agrees that any products, inventions, discoveries or improvements made by the Employee or his agents or affiliates in the course of the Employee’s employment, including any of the foregoing which is based on or arises out of the information described in Section 9(f) shall be the property of and inure to the exclusive benefit of the Company. The Employee further agrees that any and all products, inventions, discoveries or improvements developed by the Employee (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and the Employee shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(i)                                     The Employee agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he may discover, find, develop or otherwise have available to him in the Designated Industry, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

(j)                                     The Employee acknowledges that the provisions of this Section 9 are executed and delivered concurrently herewith is an integral part of the willingness of the Company to take on the obligations of this Employment Agreement.

10.                                 Specific Performance; Severability. It is specifically understood and agreed that any breach of the provisions of Section 9 hereof by the Employee is likely to result in irreparable injury to the Company and/or its affiliates, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Employee and to seek both temporary and permanent injunctive relief (to the extent permitted by law), without the necessity of posting a bond or proving actual damages. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

11.                                 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if faxed (with transmission acknowledgment received), delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

To the Company:	Fargo Electronics, Inc.
6533 Flying Cloud Drive
Eden Prairie, MN 55344

To the Employee:	Gary Holland
c/o Fargo Electronics, Inc.
6533 Flying Cloud Drive
Eden Prairie, MN 55344

or to such other address or fax number of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery, mailing or fax.

12.                                 Successors. The Company must seek to have any Successor, by agreement in form and substance satisfactory to the Employee, assent to the fulfillment by the Company of the Company’s obligations under this Agreement. Failure of the Company to obtain such assent at least three (3) business days prior to the time a Person becomes a Successor (or where the Company does not have at least three (3) business days’ advance notice that a Person may become a Successor, within one (1) business day after having notice that such Person may become or has become a Successor) will constitute Good Reason for termination by the Employee of the Employee’s employment. The date on which any such succession becomes effective will be deemed the Date of Termination, and Notice of Termination will be deemed to have been given on that date. A Successor has no rights, authority or power with respect to this Agreement prior to a Change in Control.

13.                                 No Mitigation. The Employee will not be required to mitigate the amount of any payments or benefits the Company becomes obligated to provide to the Employee in connection with this Agreement by seeking other employment or otherwise. The payments or benefits to be provided to the Employee in connection with this Agreement may not be reduced, offset or subject to recovery by the Company by any benefits the Employee may receive from other employment or otherwise.

14.                                 No Setoff. The Company has no right to setoff payments or benefits owed to the Employee under this Agreement against amounts owed or claimed to be owed by the Employee to the Company under this Agreement or otherwise.

15.                                 Disputes. If the Employee so elects, any dispute, controversy or claim arising under or in connection with this Agreement will be settled exclusively by binding arbitration administered by the American Arbitration Association in Minneapolis, Minnesota in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided that the Employee may seek specific performance of the Employee’s right to receive benefits until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. If any dispute, controversy or claim for damages arising under or in connection with this Agreement is settled by arbitration, the Company will pay, or if elected by the Employee, reimburse, all fees, costs and expenses incurred by the Employee related to such arbitration unless the arbitrators decide that the Employee’s claim was frivolous or advanced by the Employee in bad faith. If the Employee does not elect arbitration, the Employee may pursue all available legal remedies. The Company will pay, or if elected by the Employee, reimburse the Employee for, all fees, costs and expenses incurred by the Employee in connection with any actual, threatened or contemplated litigation relating to this Agreement to which the Employee is or reasonably expects to become a party, whether or not initiated by the Employee, if the Employee is successful in recovering any benefit under this Agreement as a result of such action. The parties agree that any litigation arising under or in connection with this Agreement must be brought in a court of competent jurisdiction in the State of Minnesota, and hereby consent to the exclusive jurisdiction of said courts for this purpose and agree not to assert that such courts are an inconvenient forum. The Company will not assert in any dispute or controversy with the Employee arising under or in connection with this Agreement the Employee’s failure to exhaust administrative remedies.

16.                                 Other Severance Plans. Employee acknowledges that there are no other Severance Plans that would require payments to Employee other than the terms contained in this Employment Agreement.

17.                                 Late Payments. Benefits not paid under this Agreement when due will accrue interest at the rate of 18% per year or the maximum rate permitted under applicable law.

18.                                 Survival. The respective obligations of, and benefits afforded to, the Company and the Employee which by their express terms or clear intent survive termination of the Employee’s employment with the Company or termination of this Agreement, as the case may be, will survive termination of the Employee’s employment with the Company or termination of this Agreement, as the case may be, and will remain in full force and effect according to their terms.

19.                                 Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of Minnesota, and shall not be amended, modified or discharged in whole or in part except by an agreement in writing signed by both of the parties hereto. The failure of either of the parties to require the performance of a term or obligation or to exercise any right under this Agreement or the waiver of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or exercise of such right or the enforcement at any tune of any other right hereunder or be deemed a waiver of any subsequent breach of the provision so breached, or of any other breach hereunder. This Agreement shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale and may not be assigned by the Employee. This Agreement supersedes and terminates all prior understandings and agreements between the parties (or their predecessors) relating to the subject matter hereof. For purposes of this Agreement, the following terms will have the meaning set forth below unless the context clearly requires otherwise.

(a)                                  “Affiliate” means (i) any corporation at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Company or (ii) any other form of business entity in which the Company, by virtue of a direct or indirect ownership interest, has the right to elect a majority of the members of such entity’s governing body.

(b)                                 “Benefit Plan” means any

(i)                                     employee benefit plan as defined in Section 3(3) of ERISA;

(ii)                                  cafeteria plan described in Code Section 125;

(iii)                               plan, policy or practice providing for paid vacation, other paid time off or short-or long-term profit sharing, bonus or incentive payments or perquisites; or

(iv)                              stock option, stock purchase, restricted stock, phantom stock, stock appreciation right or other equity-based compensation plan with respect to the securities of the Company or any Affiliate;

that is sponsored, maintained or contributed to by the Company for the benefit of employees (and/or their families and dependents) generally or the Employee in particular (and/or the Employee’s family and dependents).

(c)                                  “Date of Termination” following a Change in Control (or prior to a Change in Control if the Employee’s termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) means:

(i)                                     if the Employee’s employment is to be terminated by the Employee, the date specified in the Notice of Termination which in no event may be a date more than fifteen (15) days after the date on which Notice of Termination is given unless the Company agrees in writing to a later date;

(ii)                                  if the Employee’s employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination;

(iii)                               if the Employee’s employment is terminated by reason of the Employee’s death, the date of the Employee’s death; or

(iv)                              if the Employee’s employment is to be terminated by the Company for any reason other than Cause or the Employee’s death, the date specified in the Notice of Termination, which in no event may be a date earlier than fifteen (15) days after the date on which a Notice of Termination is given, unless the Employee expressly agrees in writing to an earlier date.

(d)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a specific provision of ERISA includes a reference to such provision as it may be amended from time to time and to any successor provision.

(e)                                  “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act or to any rule or regulation thereunder includes a reference to such provision as it may be amended from time to time and to any successor provision.

(f)                                    “Notice of Termination” means a written notice given on or after the date of a Change in Control (unless the Employee’s termination before the date of the Change in Control was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control in which case the written notice may be given before the date of the Change in Control) which indicates the specific termination provision in this Agreement pursuant to which the notice is given. Any purported termination by the Company or by the Employee on or after the date of a Change in Control (or before the date of a Change in Control if the Employee’s termination was either a condition of the Change in Control or was at the request or insistence of any Person related to the Change in Control) must be communicated by written Notice of Termination to be effective; provided, that the Employee’s failure to provide Notice of Termination will not limit any of the Employee’s rights under this Agreement except to the extent the Company demonstrates that it suffered material actual damages by reason of such failure.

(g)                                 “Person” means any individual, corporation partnership, group, association or other person,” as such term is used in Section 13(d) or Section 14(d) of the Exchange Act, other than the Company, any Affiliate or any benefit plan(s) sponsored by the Company or an Affiliate.

(h)                                 “Successor” means any Person that succeeds to, or has the practical ability to control (either immediately or solely with the passage of time), the Company’s business directly, by merger, consolidation or other form of business combination, or indirectly, by purchase of the Company’s outstanding securities ordinarily having the right to vote at the election of directors or all or substantially all of its assets or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth above.

On Behalf of the Company:

By:	/s/ Edward J. Smith
Edward J. Smith
Chair, Compensation/HR Committee &
Director

On Behalf of Employee:

By:	/s/ Gary R. Holland
Gary R. Holland